Exhibit 3.1

CERTIFICATE OF AMENDMENT OF
CERTIFICATE OF INCORPORATION OF
INTERNAP NETWORK SERVICES CORPORATION

Internap Network Services Corporation, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

FIRST: The name of the corporation is Internap Network Services Corporation.

SECOND: At a meeting of the Board of Directors of Internap Network Services Corporation, resolutions were duly adopted declaring the advisability of an amendment to the Certificate of Incorporation, as follows, and providing that:

Article IV.A of the Certificate of Incorporation of Internap Network Services Corporation shall be hereby amended and restated to read as follows:

“IV.
 A. This Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is 260,000,000 shares of stock. Such shares shall be divided into two classes as follows:

(i) 60,000,000 shares of common stock (“Common Stock”), each having a par value of one-tenth of one cent ($0.001).

(ii) 200,000,000 shares of preferred stock (“Preferred Stock”), each having a par value of one-tenth of one cent ($0.001).

Upon this Certificate of Amendment to the Certificate of Incorporation becoming effective pursuant to the General Corporation Law of the State of Delaware (the “Effective Date”), each share of Common Stock, par value $0.001 per share (the “Old Common Stock”), issued and outstanding immediately prior to the Effective Date, shall be, and hereby is, converted into one-tenth (1/10th) of a share of Common Stock, par value $0.001 per share (the “New Common Stock”). Each outstanding stock certificate which immediately prior to the Effective Date represented one or more shares of Old Common Stock shall thereafter, automatically and without the necessity of surrendering the same for exchange, represent the number of whole shares of New Common Stock determined by multiplying the number of shares of Old Common Stock represented by such certificate immediately prior to the Effective Date by one-tenth (1/10th) and rounding such number down to the nearest whole integer. This corporation shall not be required to issue or deliver any fractional shares of New Common Stock. Each holder of such New Common Stock shall be entitled to receive for such fractional interest, and at the Effective Date any such fractional interest in such shares of New Common Stock shall be converted into the right to receive, an amount in cash, without interest, determined by multiplying (i) such fractional share interest to which the holder would otherwise be entitled by (ii) the closing sale price of the Common Stock (on a post-reverse-split basis as adjusted for the amendment effected hereby) on the trading day immediately prior to the Effective Date on The American Stock Exchange, or if the principal exchange on which the Common Stock is then traded is other than The American Stock Exchange, such exchange as may be applicable. Shares of Common Stock that were outstanding prior to the Effective Date and that are not outstanding after the Effective Date shall resume the status of authorized but unissued shares of common stock.”

THIRD: That thereafter, pursuant to resolution of its Board of Directors, a meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

FOURTH: This Certificate of Amendment of Certificate of Incorporation was duly adopted at said meeting of the stockholders in accordance with the provisions of section 242 of the General Corporation Law of the State of Delaware.

FIFTH: In accordance with Section 103 (d) of the General Corporation Law of the State of Delaware, this Certificate of Amendment shall be effective at 4:30 pm Eastern Time on July 10, 2006.

IN WITNESS WHEREOF, Internap Network Services Corporation has caused this certificate to be signed by its Secretary, this 10th day of July, 2006.

By: /s/ Dorothy An Name: Dorothy An Title: Vice President and Secretary

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